Registration No. 33-____

                  SECURITIES AND EXCHANGE COMMISSION
                       WASHINGTON, D.C. 20549
                      _______________________

                             FORM S-8
                     REGISTRATION STATEMENT
                             UNDER
                  THE SECURITIES ACT OF 1933
                ____________________________

                         WLR Foods, Inc.
        (Exact name of registrant as specified in its charter)

            Virginia                             54-1295923
(State or other jurisdiction of                      (I.R.S. Employer
 incorporation or organization)                       Identification No.)

        P.O. Box 7000                             22815
        Broadway, Va.                             (Zip Code)
       (Address of Principal
        Executive offices)
   _______________________

         WLR Foods Profit Sharing and Salary Savings Plan & Trust
                        (Full Title of the Plan)
                         _____________________

                           John W. Flora, Esq.
                      Wharton, Aldhizer & Weaver
                        100 South Mason Street
                       Harrisonburg, Va. 22801
                           (703) 434-0316
           (Name, address and telephone number, including
                area code, of agent for service)
                        ___________________

                                     CALCULATION OF REGISTRATION FEE

                                           Proposed             Proposed Maximum
 Title of                                  Maximum Offering     Aggregate
 Securities to be     Amount to be         Price Per Share<F2>  Offering Price<F2>   Amount of
 Registered<F1>       Registered                                                     Registration Fee

 Common Stock         1,000,000 Shares     $22.00               $ 22,000,000.00      $7,585.26
 Stock Purchase       1,000,000 Rights     $ 0.00                        $ 0.00         $ 0.00
     Rights

<F1>  In  addition, pursuant to Rule 416(c) under the Securities Act of  1933, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Plan described herein.

<F2>  Estimated solely  for purpose  of calculating  the registration  fee  based on  the average  of the  high
      ($22.25) and low  ($21.75) trading prices  of WLR  Foods, Inc. common stock  as reported by NASDAQ  for Monday,
      September 26, 1994.

Part II.  INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.  Incorporation of Certain Document by Reference.

     The Registrant and the Plan hereby incorporate by reference into this Registration Statement the documents listed below which have been filed with the Securities and Exchange Commission
(SEC).

     (a) The Registrant's Annual Report on Form 10-K for the fiscal year ended July 2, 1994.

     (b) All reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange
Act") since the end of the fiscal year covered by the annual report referred to in (a) above.

     (c) The description of the Registrant's Common Stock contained in the Registrant's Registration Statement filed with the SEC on Form 8-A under Section 12 of the Exchange Act, as revised by the description contained in the Registrant's Form 8 Amendment to Form 8-A filed with the SEC on September 21, 1990.

     (d)  The description of the Registrant's Stock Purchase
Rights contained in the Registrant's Registration Statement filed with the SEC on February 8, 1994 on Form 8-A under Section 12 of the Exchange Act.

     All documents subsequently filed by the Registrant or the Plan pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act 1934, prior to the filing of a post-effective amendment to the Registration Statement which indicates that all of the shares of common stock offered have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference in the Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

     Not applicable.

Item 5.  Interests of Named Experts and Counsel.

     Not applicable.

Item 6.  Indemnification of Directors and Officers.

     Article 10 of the Virginia Stock Corporation Act (the "Act") provides, in general, for indemnification by a corporation of any person threatened with or made a party to any action, suit or proceeding by reason of the fact that he is, or was, a director, officer, employee or agent of such corporation. Indemnification is also authorized with respect to a criminal action or proceeding where the person had no reasonable cause to believe that his conduct was unlawful.

     The Act also provides that in any proceeding brought by or in the right of the Registrant or on behalf of shareholders of the Registrant, the damages assessed against an officer or director arising out of a single transaction, occurrence or course of conduct shall not exceed the greater of (i) $100,000 or
(ii) the amount of cash compensation received by the officer or director from the Registrant during the twelve months immediately preceding the act or omission for which liability was imposed. These limitations do not apply to willful misconduct, or a knowing violation of the criminal law or of any federal or state securities law.

     Article VII of the Registrant's bylaws states that a director or officer of the Registrant shall not be liable to the Registrant or any of its shareholders for any monetary damages.
Article VII further directs that the Registrant shall indemnify any director or officer of the Registrant who is or was (i) a party to any proceeding ("Indemnifiable Proceeding") by reason of the fact the he is or was: a director or officer of the Registrant; or, (ii) serving at the request of the Registrant as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other profit or non-profit enterprise. The Registrant's indemnification duty makes it responsible for any liabilities or expenses incurred by a director or officer in any Indemnifiable Proceeding, except such liabilities and expenses as are incurred because of the director's or officer's willful misconduct or knowing violation of the criminal law.

     The determination to indemnify a director or officer of the Registrant may be made by the board of directors, a committee of the board of directors or a special legal counsel selected by the board of directors or a committee thereof. Once a determination to indemnify has been made, Article VII directs that the Registrant shall make advances for expenses of, and reimbursements for expenses incurred by, any director or officer in any Indemnifiable Proceeding upon receipt of an undertaking from the director or officer to repay the same if it is ultimately determined that he is not entitled to indemnification. Such an undertaking is to be an unlimited, unsecured general obligation of the director or officer and shall be accepted without reference to his ability to make repayment. The director or officer is also to furnish the Registrant with a written statement of his good faith belief that he has met the standard of conduct described in Virginia Code Section 13.1-697, as amended.

     The Article authorizes the board of directors to cause the Registrant to indemnify and make advances and reimbursements to any person not specified above, who was or is a party to any proceeding by reason of the fact that he is or was an employee or agent of the Registrant, or is or was serving at the request of the Registrant as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other profit or non-profit enterprise, to the same extent as if such person were specified as one to whom indemnification is required.

     The Article reserves the right for the Registrant to purchase and maintain insurance to indemnify it against the whole or any portion of the liability assumed by it in accordance with
Article VII. Additionally, the Registrant is entitled to procure insurance in such amounts as the board of directors may determine on behalf of any person whom the corporation is required or allowed to indemnify against any liability asserted against or incurred by such person in any such capacity, or arising from his status as such, whether or not the registrant would have the power to indemnify him against such liability under the provisions of Article VII.

Item 7.  Exemption From Registration Claimed.

     Not applicable.

Item 8.  Exhibits.

     The Index to Exhibits immediately preceding the exhibits is incorporated herein by reference.

Item 9.  Undertakings.

     The Registrant hereby undertakes or acknowledges:

     (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
Statement:

          (1)  To include any prospectus required by section
10(a)(3) of the Securities Act of 1933;

          (2) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

          (3) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement:

     Provided, however, that paragraphs (a)(l) and (a)(2) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

     (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (d) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 and each filling of the Plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                            SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Rockingham, Commonwealth of Virginia, on September 28, 1994.

                              WLR FOODS, Inc., Registrant


                              By:___/s/ James L. Keeler_________
                              Its:  President & Chief Executive Officer


                              Date:  September 28, 1994

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on behalf of the Registrant in the capacities and on the date indicated.

/s/___George E. Bryan__________                         Director
    George E. Bryan

/s/___Charles L. Campbell_______                        Director
    Charles L. Campbell

/s/___Stephen W. Custer_________                        Director
    Stephen W. Custer

/s/___Calvin G. Germroth________                        Director
    Calvin G. Germroth

/s/___Peter W. Green____________                        Director
    Peter W. Green

/s/___William H. Groseclose_____                        Director
    William H. Groseclose

/s/___J. Craig Hott_____________                        Director
    J. Craig Hott

________________________________                        Director
    James L. Keeler

/s/___Herman D. Mason___________                        Director
    Herman D. Mason

/s/___Charles W. Wampler, Jr.___                        Director
    Charles W. Wampler, Jr.

/s/___William D. Wampler________                        Director
    William D. Wampler

 *By:________________________________________
     Delbert L. Seitz, attorney-in-fact

          Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plan) have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the County of Rockingham, Commonwealth of Virginia, on September 28, 1994.


                              WLR Foods, Inc. Profit Sharing and
Salary                             Savings Plan and Trust

                              By:_______________________________
                                   (Signature and Title)

                        Index to Exhibits

The following exhibits are filed herewith as part of this Registration Statement:

Exhibit No.                                       Page No.
________                                          _______

4.1  Articles of Restatement, January 8, 1992         *

4.2  Bylaws, as amended, February 4, 1994            **

5    Opinion of Counsel                               9

23.1 Consent of Independent Auditors                 10

23.2 Consent of Counsel (included in Exhibit 5)       9

24   Power of Attorney                               11


* Incorporated by reference to Exhibit 3 of Registrant's Annual
Report on Form 10-K filed with the SEC on January 31, 1992.

** Incorporated by reference to Exhibit 3 of Registrant's Form 8-
K filed with the SEC on February 15, 1994.



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